EXHIBIT 99.1

ARADIGM EXPANDS FINANCIAL AND STRATEGIC STRENGTH ON
CLOSING OF RESTRUCTURED LICENSING AGREEMENT
WITH NOVO NORDISK

Hayward, CA — January 26, 2005 — Aradigm Corporation today announced that it has closed on the restructured licensing agreement with Novo Nordisk concerning the ongoing development of the AERx insulin Diabetes Management System (iDMS). Following the approval of a majority of Aradigm’s shareholders, Aradigm has now transferred assets, building leases and employees associated with AERx iDMS to Novo Nordisk Delivery Technologies, and has received a payment of $55 million before refund of cost advances made by Novo Nordisk under the prior agreement. Aradigm retains ownership of its intellectual property relating to AERx iDMS and will receive a royalty on worldwide sales by Novo Nordisk of the AERX iDMS product.

“This agreement sends out a strong signal about the commitment and leadership of Novo Nordisk in the last stages of the development and commercialization of the diabetes management program using the AERx iDMS system,” said Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm. “We are pleased with the successful execution of this agreement that enables Aradigm to focus on internal product development programs, and in particular to advance our Intraject Sumatriptan migraine treatment and a number of respiratory products. We are confident that this new structure provides a significantly increased value to the shareholders and benefits our partners.”

Aradigm develops non-invasive delivery systems to enable patients to comfortably self-administer biopharmaceuticals and small molecules that would otherwise be given by injection. The company’s advanced AERx® pulmonary and Intraject® needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs focus on neurological disorders, heart disease, respiratory conditions and cancer. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

AERx and Intraject are registered trademarks of Aradigm.

Contact:	Christopher Keenan	or	Joe Dorame
	Aradigm		RCG Capital Markets Group, Inc.
	(510) 265-9370		(480) 675-0400